EXHIBIT (b)(v)(2)
                                SERVICE AGREEMENT

     This Agreement made as of the 31st day of December, 1984, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("prudential"), a New Jersey corporation and THE PRUDENTIAL INVESTMENT CORPORATION (the "Company"), a New Jersey corporation.


                                   WITNESSETH

     In consideration of the mutual promises of the parties hereto as hereinafter set forth, the parties hereby agree as follows:

     1. The Company shall furnish to Prudential such services as Prudential may require in connection with Prudential's performance of its obligations under its advisory or subadvisory agreements relating to its clients which are registered investment companies ("Clients").

     2. Prudential will continue to have responsibility for all investment advisory services under its advisory or subadvisory agreements with respect to its Clients.

     3. Prudential shall reimburse the Company for costs and expenses incurred by the Company, determined in a manner acceptable to Prudential, in furnishing the services described in paragraph 1 above.

     4. This Agreement may be terminated by either party at any time upon not less than thirty (30) days prior written notice to the other party, but will terminate Automatically in the event of its Assignment. No such termination will affect the terms of the



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        advisory or subadvisory agreement relating to any Client. In the event of the assignment or termination of Prudential's advisory or subadvisory contract with respect to a particular Client, this Agreement will terminate automatically as to such Client.

     5. This Agreement shall continue in effect as to a particular Client for a period of more than two years from its execution only so long as such continuance is specificially approved at least annually in accordance with the requirements of the Investment Company Act of 1940 applicable to continuation of advisory contracts.


     IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed by their duly authorized officers and attested by their respective secretaries or assistant secretaries under their respective seals, all as of the date first written above.

(SEAL)                                 (SEAL)

THE PRUDENTIAL INSURANCE               THE PRUDENTIAL INVESTMENT
   COMPANY OF AMERICA                         CORPORATION

By /s/                                 By /s/
   -----------------------                ------------------------


Attest:                                Attest:

/s/                                    /s/
--------------------------             ---------------------------
        Secretary                              Secretary


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